Exhibit 99.1

Xoom Announces Appointment of Chris Shimojima to Board of Directors

SAN FRANCISCO, Calif., May 26,  2015 – Xoom Corporation (NASDAQ: XOOM), a leading digital money transfer provider, today announced the appointment of Chris Shimojima to its Board of Directors. Mr. Shimojima will join as an independent board member and will serve on the Compensation and Nominating and Corporate Governance committees of the board.

“Chris’ deep experience in direct-to-consumer marketing, strategic brand building and as CEO of a highly-competitive ecommerce business make him an excellent fit for our company and for our Board of Directors,” said John Kunze, president and chief executive officer, Xoom. ”As our company matures, we are looking for our board composition to reflect that, and his track record of successfully expanding a large, multi-regional ecommerce business will be extremely valuable as Xoom continues on its growth trajectory.”

Mr. Shimojima spent three years as Chief Executive Officer of Provide Commerce, Inc., a floral and gifting e-commerce retailer that was acquired by FTD Companies, Inc.,  with a mandate to accelerate growth of the company by shifting the business model from transactional to customer-centric. From November 2006 to March 2012, he served as Vice President of Global E-Commerce at Nike, Inc., and during his tenure, Nike.com increased five-fold. While at Nike, he innovated the shopping experience through direct-to-consumer relationships and introduced an operating culture that emphasized KPIs and customer analytics in the decision-making process. Prior to Nike, he played the role of chief marketing officer and business leader for companies including Sears Holding Company, AT&T and Pepsi-Cola Company.

Mr. Shimojima holds a Bachelor of Arts degree in International Affairs from the University of Colorado, Boulder, and a Master of Business Administration degree from the University of Chicago.

“Xoom is revolutionizing the way people send money cross-border, and I am excited to work in  an analytics-driven culture where the customer is central to all aspects of the business,” said Mr. Shimojima.  “I believe there is a lot of room for growth and look forward to supporting Xoom in its efforts to increase penetration in existing and new corridors, expand adjacent services and innovate its technology platform.”

About Xoom

Xoom is a leading digital money transfer provider that enables consumers to send money to and pay bills for family and friends around the world in a secure, fast and cost-effective way, using their mobile phone, tablet or computer. During the 12 months ended March 31, 2015, Xoom’s more than 1.3 million active customers sent approximately $7.0 billion with Xoom. The company is headquartered in San Francisco and can be found online at www.xoom.com.

(Xoom-f)

Contacts:

Sharrifah Al-Salem, CFA

Director of Investor Relations

415-660-1256

IR@xoom.com